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Exhibit 10.4

Ethanol Marketing and Services Agreement

        This Agreement is made and entered into this 11th day of July, 2003 by and between Iroquois Bio-Energy Company, LLC having an address of 6317 East 181st Avenue, Hebron, Indiana 46341-9302 (hereinafter referred to as Owner), and Ethanol Products, LLC having an address of 111 Ellis, Wichita, Kansas 67202 (hereinafter referred to as Marketer).

RECITALS:

        A)   The Owner would like to utilize the services of a Marketer to market fuel grade ethanol (hereinafter referred to as Ethanol) from its plant to be sited near Rensselaer, IN.

        B)    Marketer is in the business of marketing Ethanol in the United States.

        C)    The parties desire to enter into and execute this Agreement for the purpose of setting forth agreed upon terms and conditions.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

        1.    Marketing Rights.    Owner gives Marketer exclusive rights to market all Ethanol produced from its ethanol plant near Rensselaer, IN.

        2.    Term of Agreement.    The initial term of this agreement shall begin as of the date of this agreement and shall continue for a period of 5 (five) years from the start of production of Ethanol. Owner shall have no obligation or liability to Marketer if Owner does not construct the ethanol plant for any reason. This Agreement renews automatically for additional five (5) year periods, at the end of the initial period and at the end of any subsequent five (5) year renewal period, unless terminated by either party. Either party may terminate this agreement at the end of the initial period or at the end of any five (5) year renewal period by giving to the other party ninety (90) days written notice of termination prior to the end of the then current period. Within fifteen (15) days of receipt of written notice of termination by either party, Marketer will provide Owner with a quantity per month of Ethanol for up to one (1) year from termination that will be needed to fulfill sales contracts in existence at the time of notice of termination and copies of said contracts. Owner agrees that all such existing contracts disclosed in the fifteen (15) day period will be fulfilled, and that the terms of this Agreement will remain in effect for all such Ethanol.

        3.    Marketing Services Provided.    Marketer will provide to Owner the following marketing services:

          a.    Marketing.    Marketer will effect the sale of Owner's Ethanol at available market prices.

          b.    Scheduling and Distribution.    Marketer will be responsible for scheduling all shipments of Owner's Ethanol. Marketer will provide to Owner a shipping order, and Owner will provide a combined shipping schedule as stated in Section 8 below.

          c.    Freight.    When necessary to market Owner's Ethanol, Marketer will arrange for all freight and transportation services, including rail equipment, for shipment of Owner's Ethanol. Owner will pay all freight and transportation service costs.

          d.    Customer Creditworthiness.    Marketer will make reasonable efforts to review the creditworthiness of Owner's Ethanol customers. As deemed necessary at Marketer's discretion, Marketer will obtain at its expense Credit Bureau reports or Dunn and Bradstreet reports for customers of Owner. Marketer will then recommend to Owner, which, if any, accounts Marketer believes should be rejected. Owner will have the right to request and review the rejection recommendations and/or reports and notify Marketer in writing of any customers in addition to the recommendations of Marketer that should be rejected or accepted by Owner. Marketer will not sell Ethanol to any customer rejected by Owner or Marketer.

          e.    Accounts Receivable.    Marketer will make reasonable efforts to collect any past due accounts. However, Marketer shall not be required to initiate litigation to collect delinquent accounts. Marketer is authorized to turn over to collection agencies a delinquent account unless Owner determines that it will assume responsibility for collecting the account. Any collection agency fees resulting from the collections process will be borne by Owner. All accounts receivable losses arising from the marketing of Ethanol are the sole responsibility of Owner.

          f.    Title To and Risk of Loss.    Title to and risk of loss shall pass from Owner directly to Owner's customer according to the provisions of each sales transaction.

          g.    Transaction Processing.    Marketer will be responsible for invoicing all Ethanol marketed, receiving payments from customers, and paying freight and/or storage when necessary. Owner will be responsible for furnishing Marketer a report by 10:00 AM each workday of the previous day's shipments. Marketer will send to the customers invoices the same day as the report is received.

          h.    Remittance of Payment.    Each week a payment will be made to owner for all Ethanol invoiced thirteen to nineteen (13-19) days prior to said date that has been paid by Owner's customers. This payment will be adjusted for all; freight, transportation service and storage costs as described above in this Section and the Fees stated in Section 5 of this Agreement, and when applicable, an adjustment for value-added opportunities as stated in Section 7 below.

        4.    Administrative Services Provided.    Marketer will provide to Owner the following Administrative Services:

          a.    Distribution Services.    Marketer will be responsible for an on-going program to conduct carrier audits and will be responsible for carrier selection and dispatching, freight rate bundling and distribution optimization.

          b.    Transaction Processing.    Marketer will be responsible for ethanol licensing, monitoring and state compliance reporting, state surety bonding, tax collection, remittance and reporting, purchase and sales acknowledgments, late payment collections, and electronic funds transfer services.

          c.    Inventory Management.    Marketer will be responsible for monitoring future ethanol stock levels projected for Owner's plant to facilitate the marketing program established by Marketer.

          d.    Proprietary Software.    Marketer will install and maintain a proprietary software system to handle linked transaction processing and necessary data access to ethanol marketing and sales information.

          e.    Denaturant Supply.    Marketer has the exclusive right to supply denaturant to Owner's Ethanol plant subject to terms, conditions, and pricing as mutually agreed to by Marketer and Owner.

          f.    Market Reviews.    Marketer will present and discuss with Owner, prior to each contract bidding period (Campaign Period), Marketer's analysis and view of current and expected market conditions along with Marketer's sales portfolio expectations for the next Campaign Period. Marketer and Owner will discuss the key components of the sales portfolio, such as percent of production available for spot sales and contract sales, pricing mechanisms, major markets, major customers and shipping mode. On a best efforts basis, during and after the campaign bidding process, marketer will provide to Owner on a quarterly basis, or other mutually agreed schedule, by conference call, videoconference or personal meeting, Campaign updates. In effecting the sale of Owner's Ethanol during each Campaign Period, Marketer will use reasonable efforts to adhere to sale's strategies discussed with Owner but marketer shall be free to vary the sales strategies upon notice to Owner due to changes in market conditions, and to Owner's production capabilities."

        5.    Marketing and Administrative Service Fee.    The Marketing and Administrative Service Fee will be 1% of the net-back sales price per gallon of denatured Ethanol as produced by the Ethanol Plant to be located near Rensselaer, IN. Marketing and Administrative Service Fees shall be collected pursuant to Section 3(h) of this Agreement.

        6.    Marketer's Purchase of Ethanol.    Marketer may purchase for its own account all or a portion of Owner's Ethanol at a price to be agreed upon by the parties at the time of the purchase. Marketer, on or before the date of purchase, will provide Owner with current "comparable sales" information which can be used by Owner to evaluate the sales price.

        7.    Value-Added Opportunities.

        Marketer and Owner mutually recognize that on occasion Marketer will be able to develop a sale opportunity for Owner's ethanol that is above the market value for sales typically completed on a spot market or contract rollover basis (a "value-added transaction"). Examples of value-added transactions include the building of new markets, time exchanges, location exchanges, rack pricing, and negotiation of spread differentials. The parties acknowledge that new value-added opportunities not yet known to the parties are expected to be developed by Marketer in the future. Owner and Marketer acknowledge that for value-added opportunities, the Marketing Fee is insufficient to compensate Marketer for additional income and profits generated for Owner. Therefore, Owner and Marketer agree to share the additional margin generated from value-added transactions at the ratio of 50% for Owner and 50% for Marketer. The additional margin will be calculated based on the difference in the sales price of the value-added opportunity at Owner's production facility (net of transportation cost) and the sales price of a typical market transaction (net of transportation cost) for a similar time period.

        In order to facilitate the completion of value-added opportunities, which occur and disappear quickly within the market, Owner agrees to identify representatives of Owner with authority to approve value-added transactions. Marketer will upon identification of a value-added opportunity present to any one of Owner's representatives the value-added opportunity, including the details of said transaction, for consideration. Owner has complete and sole discretion to accept or reject the value-added opportunity. If agreed upon by Owner's representative, Marketer will confirm in writing to Owner's representative the agreement of the parties regarding the value-added opportunity. In this case, Marketer shall complete the value-added transaction in accordance with the agreement of the parties. If Owner's representative declines to participate in the value-added opportunity, then Marketer will not complete the value-added opportunity for Owner's account.

        8.    Reporting.    Marketer will provide Owner with the following reports on a schedule described below during the term of this Agreement:

Shipping Orders—	Daily
Market Information—	Weekly
Sales Summary—	Monthly

        Owner will provide Marketer with the following reports on a scheduled described below during the term of this Agreement:

Daily Production—	Daily
Combined Shipping Schedule—	Daily

        In addition to the aforementioned reports, Owner will timely inform Marketer of daily inventories, plant shutdowns, daily production projections, and any other information requested by Marketer in which to perform under this Agreement. Marketer shall utilize such information in providing the marketing services under this agreement.

        9.    Discontinuation of Production.    Except as provided in Section 19 of this Agreement, in the event that Owner wishes to discontinue or materially, on a long term basis, reduce the production of Ethanol, Owner will notify Marketer one (1) year in advance of Owner's decision so that all contract commitments made by Marketer for Owner may be met. If less than one (1) year notice of discontinuance or a material reduction of production is provided to Marketer, or if unforeseen circumstances cause Owner to cease or reduce production at its plant, Owner grants to Marketer the power to buy in Ethanol short falls for the account of the Owner on any unfilled contracts at the time the unforeseen event results in a short fall, and that any associated losses will be reimbursed by Owner to Marketer.

        10.    Liability

        Owner recognizes that Marketer will be performing its duties hereunder as an undisclosed agent for and on behalf of Owner. Nevertheless, any and all liability related to the Ethanol, including but not limited to Ethanol quality and condition, the timely delivery of Ethanol, and the handling, transportation, storage and release of Ethanol into the environment, shall remain the sole responsibility of Owner, except to the extent provided in Section 12.

        11.    Indemnification of Marketer.    Owner shall indemnify, hold harmless and defend Marketer, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorney's and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer's services provided under the terms and conditions of this Agreement, and for Owner's breach of this Agreement, the quality and condition of the Ethanol, the breach of any warranty or representation regarding the quality and condition of the Ethanol, the failure of the Owner to timely deliver Ethanol, and the handling, transportation, storage and release of Ethanol into the environment, except that Owner shall not indemnify, hold harmless and defend Marketer from (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of the Marketer's services to be rendered under the terms and conditions of this Agreement,(iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

        12.    Indemnification of Owner.    Marketer shall indemnify, hold harmless and defend Owner, and its officers, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees, in connection with Marketer's breach of this agreement and, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

        13.    Insurance.    Marketer will furnish Owner with an insurance certificate verifying that Marketer has commercial general liability insurance.

        14.    Taxes.    Owner shall be solely responsible for payment of all taxes and charges, now or hereafter imposed (whether by federal, state, municipal or other public authority), by reason of this Agreement or its performance, including but not limited to, sales or use taxes, but excluding any income tax imposed upon the net profits of Marketer. Marketer shall deduct from the proceeds of sales of Ethanol an amount equal to any taxes imposed by reason of the Original Agreement or its performance and shall remit to the appropriate government entity the taxes owed.

        15.    Entire Agreement and Amendment.    This Agreement contains the entire Ethanol Marketing Agreement between the parties. No oral statements, representations or prior written matter not contained in this Agreement shall have any effect regarding products marketing. This Agreement shall not be amended or modified in any manner except by a writing executed by both parties.

        16.    Confidential Nature of Agreement.    Marketer and Owner agree to keep all sales, prices, inventory positions, and the details of this Agreement strictly confidential. Notwithstanding anything to the contrary in the previous sentence, Owner may disclose to government agencies and potential investors (i) that this Agreement is in full force and effect, (ii) that the Marketing and Administrative Fee is 1% of the net-beck sales price, and (iii) the term of this Agreement. Owner shall seek confidential treatment of paragraph 7 from any governmental agency before filing or disclosing a copy of this Agreement with said government agency. Not withstanding anything in the previous sentence, marketer acknowledges that the Owner is a public reporting company. Accordingly, owner may be required to disclose the entire terms of this Agreement or file a copy of the agreement to government agencies and potential investors. Owner will consult with and keep informed Marketer of each step of the process of obtaining the government's consent to keep paragraph 7 confidential, and will consult with Marketer before disclosing paragraph 7 in the event that the government's approval cannot be obtained to keep paragraph 7 confidential.

        17.    Assignment.    This Agreement shall not be assigned by either party, except to an affiliate controlled by or in control of said party, without the written consent of the other party.

        18.    Governing Law.

        This Agreement shall be governed, construed and enforced under the laws of the State of Kansas.

        19.    Force Majeure.    Marketer shall not be liable to Owner for its failure to deliver services hereunder, and Owner shall not be liable to Marketer for its failure to produce ethanol, when such failure shall be due to the failure of processing equipment, fires, floods, storms, weather conditions, strikes, lock outs, other industrial disturbance, riots, legal interference, governmental action or regulation, acts of terrorism, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond Marketer's or Owner's reasonable control; provided Marketer or Owner shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery of services or ethanol. The party seeking to invoke this provision shall provide notice within 48 hours or such other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when the force majeure condition is no longer in effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

Iroquois Bio-Energy Company, LLC (Owner)
By	/s/ MICHAEL J. AYLESWORTH
Its	President
Ethanol Products, LLC (Marketer)
By	/s/ ROBERT K. CASPER
Its	President

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